EXHIBIT 23.3


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in the Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-105667) under the Securities Act of 1933 of Palomar Enterprises, Inc. (a Nevada corporation), to be filed in June 2003:

     1) of our independent auditor's report dated March 20, 2002, relating to the statement of operations, changes in stockholders' equity and cash flows of Palomar Enterprises, Inc. (a Nevada corporation and a development stage company) for the year ended December 31, 2001, which report appears in the 2002 Annual Report on Form 10-KSB of Palomar Enterprises, Inc. and

     2) of our independent auditor's report dated March 29, 2001, relating to the balance sheets of Palomar Enterprises, Inc. (a Nevada corporation and a development stage company) as of March 31, 2001, December 31, 2000 and 1999 and the related statements of operations and comprehensive income, changes in stockholders' equity and cash flows for the three months ended March 31, 2000, for the year ended December 31, 2000 and for the period from March 10, 1999 (date of inception) through December 31, 1999, respectively, and for the period from March 10, 1999 (date of inception) through March 31, 2001, which report appears in the Registration Statement on Form SB-2 of Palomar Enterprises, Inc.


                                        /s/ S. W. Hatfield, CPA
                                        ---------------------------
                                        S. W. HATFIELD, CPA
Dallas, Texas
June 4, 2003